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                                                                    EXHIBIT 99.1


                               PACTIV CORPORATION
                        Regulation G GAAP Reconciliation
             April 23, 2003 Press Release Outlook for Full Year 2003

                                                                        Year ended December 31,
                                                           ---------------------------------------------
                                                                   2003 (Outlook)          2002 (Actual)
                                                           ------------------------------  -------------
Diluted earnings per share                                  High estimate    Low estimate
--------------------------                                 --------------    ------------
Continuing operations - US GAAP basis                              $1.46           $1.40          $1.37
Adjustments to exclude:
  Restructuring and other charges                                    -               -            (0.01)
  Pension income                                                   (0.23)          (0.23)         (0.41)
                                                           --------------    ------------  -------------
"Core" earnings (a)                                                $1.23           $1.17          $0.95
                                                           ==============    ============  =============




                                                                        Year ended December 31,
                                                           ---------------------------------------------
                                                                  2003 (Outlook)           2002 (Actual)
                                                           ------------------------------  -------------
Free cash flow (in millions)                                High estimate    Low estimate
----------------------------                               --------------    ------------
Cash flow provided by operating activities - US GAAP basis        $ 390            $ 350          $ 384
Less: capital expenditures                                         (150)            (130)          (126)
                                                           -------------     ------------  -------------
Free cash flow (b)                                                $ 240            $ 220          $ 258
                                                           =============     ============  =============

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(a) In accordance with generally accepted accounting principles (US GAAP), reported net income from continuing operations includes the after-tax effects of pension income and, for 2002, the reversal of a previously recorded restructuring charge. The company's management believes that by adjusting reported net income from continuing operations to exclude the effects of these items, the resulting "core" earnings present an operationally-oriented depiction of the company's performance. The company's management uses core earnings to evaluate operating performance, to value various business units, and, along with other factors, in determining management compensation.

(b) "Free cash flow" is defined as cash flow provided by operating activities less amounts for capital expenditures. Both of these amounts have been calculated in accordance with US GAAP. The company's management believes "free cash flow", as defined, provides a useful measure of the company's liquidity.
The company's management uses "free cash flow" as a measure of cash available to fund required or early debt retirement and incremental investing and/or financing activities, such as, but not limited to, acquisitions and share repurchases.